CONTRACTUAL INVESTMENT MANAGEMENT FEE WAIVER

Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

AST Investment Services, Inc.
One Corporate Drive
Shelton, Connecticut 06484

September 30, 2011

The Board of Trustees of Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:      Contractual Expense Cap for Portfolios Listed on Exhibit A Hereto

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio listed on Exhibit A hereto so that each Portfolio’s investment management fee would equal 0.70% of the Portfolio’s first $500 million of average daily net assets, 0.675% of the Portfolio’s average daily net assets between $500 million and $1 billion, and 0.65% of the Portfolio’s average daily net assets in excess of $1 billion through May 1, 2014. Each Portfolio’s contractual investment management fee rate will remain unchanged.

Very truly yours,

                         PRUDENTIAL INVESTMENTS LLC

By:___________________________

                         Name: Timothy S. Cronin
                         Title: Senior Vice President

AST Investment Services, Inc.

                         By:___________________________
                         Name: Timothy S. Cronin

                         Title: President

Exhibit A

AST Neuberger Berman Core Bond Portfolio
AST Prudential Core Bond Portfolio